Exhibit 99.1

National CineMedia, Inc. Appoints
Kurt C. Hall To Its Board Of Directors

CENTENNIAL, Colo. - (January 28, 2019) - National CineMedia, Inc. (NASDAQ: NCMI) (“the Company” or “NCM”), the managing member and owner of 48.8% of National CineMedia, LLC (“NCM LLC”), the connector between brands and movie audiences, announced that Kurt C. Hall has been appointed to the Board of Directors of National CineMedia, Inc. as Standard General L.P.’s second director nominee, pursuant to the letter agreement entered into on June 1, 2018.

The Board agreed to accelerate Standard General's second nominee and unanimously elected Hall to the Board on January 23, 2019.

Hall had served as NCM’s President, Chief Executive Officer and Chairman of the Board until January 2016, when he retired to pursue other interests including spending more time with his wife and daughter. He continued to work with NCM as a consultant from January 2016 until January 2018.

Thomas F. Lesinski, Chairman of the NCM Board of Directors, said, “Kurt was instrumental in building this business from the ground up, taking NCM from a media start-up to a mature public company. He brings an unmatched level of experience, insight, historical perspective, and industry relationships to the table, and I am pleased to welcome him back to the NCM Board.”

Hall was appointed President, Chief Executive Officer and Chairman of National CineMedia, LLC in May 2005, and, following the company’s IPO in 2007, assumed the same positions with National CineMedia Inc. Prior to this, from May 2002 to May 2005, Hall served as Co-Chairman and Co-Chief Executive Officer of Regal Entertainment Group and President and Chief Executive Officer of its media subsidiary and NCM predecessor, Regal CineMedia Corporation.

Previously, Hall had served as President and Chief Executive Officer of United Artists Theatre Company from March 1998 to August 2002, and as a Director from May 1992 to August 2002. Prior to this, Hall served as Chief Operating Officer of United Artists Theatre Company from February 1997 to March 1998, and as Executive Vice President and Chief Financial Officer from May 1992 to March 1998. Hall had also served as Vice President and Treasurer and in various other financial and accounting positions within United Artists’ predecessor companies since January of 1988.

About National CineMedia, Inc.
National CineMedia (NCM) is America’s Movie Network. As the #1 Millennial weekend network in the U.S., NCM is the connector between brands and movie audiences. According to Nielsen, more than 700 million moviegoers annually attend theaters that are currently under contract to present NCM’s Noovie pre-show in 56 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE: AMC), Cinemark Holdings, Inc. (NYSE: CNK) and Regal Entertainment Group (a subsidiary of Cineworld Group PLC. LON: CINE). NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with over 21,100 screens in over 1,700 theaters in 188 Designated Market Areas® (49 of the top 50). NCM Digital goes beyond the big screen, extending in-theater campaigns into online and mobile marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ: NCMI) owns a 48.8% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com.

Contact:
National CineMedia, Inc.

INVESTORS:

Ted Watson
800-844-0935
investors@ncm.com

or

MEDIA:
Amy Jane Finnerty
212-931-8117
amy.finnerty@ncm.com